   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                     AVIRON
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                                   77-0309686
            (STATE OR OTHER JURISDICTION                                      (I.R.S. EMPLOYER
          OF INCORPORATION OR ORGANIZATION)                                IDENTIFICATION NUMBER)

                           297 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 919-6500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 C. BOYD CLARKE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                     AVIRON
                           297 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 919-6500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                            ALAN C. MENDELSON, ESQ.
                                LATHAM & WATKINS
                             135 COMMONWEALTH DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 463-4693
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS                  PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
        OF SECURITIES TO BE REGISTERED               OFFERING PRICE(1)(2)               REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Debt Securities...............................                --                               --
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share(3)...                --                               --
----------------------------------------------------------------------------------------------------------------
Total.........................................           $400,000,000                       $105,600
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933. Exclusive of accrued interest, if any, on the Debt Securities.

(2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

(3) Includes rights to be issued under the registrant's share purchase rights plan.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 2000

PROSPECTUS

                                  $400,000,000

                                     Aviron

                                DEBT SECURITIES
                                  COMMON STOCK

                           -------------------------

Aviron may offer from time to time debt securities and common stock. The specific terms and amounts of the securities will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                           -------------------------

OUR COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "AVIR." ON DECEMBER 15, 2000, THE LAST REPORTED SALE PRICE FOR OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $63 1/8 PER SHARE.

                           -------------------------

INVESTING IN OUR DEBT SECURITIES OR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                           -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Risk Factors................................................    1
About Aviron................................................    1
Special Note Regarding Forward-Looking Statements...........    1
Use of Proceeds.............................................    2
Ratio of Earnings to Fixed Charges..........................    2
Description of Debt Securities..............................    2
Description of Capital Stock................................   10
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Where You Can Find More Information.........................   14

                           -------------------------

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

     We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. We own the FluMist trademark in the United States and in a number of other countries. This prospectus also includes trademarks owned by other parties.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, offer any combination of securities described in this prospectus in one or more offerings up to a total amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                                  RISK FACTORS

     An investment in our debt securities or common stock involves a high degree of risk. You should consider carefully the risk factors contained in our most recent filing on Form 10-K, as amended, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

                                  ABOUT AVIRON

     We are a biopharmaceutical company focused on the prevention of disease through innovative vaccine technology. We are currently focusing our product development and commercialization efforts on our lead product candidate, FluMist, an investigational intranasal live virus vaccine for influenza. Our goal is to become a leader in the discovery, development, manufacture and marketing of innovative vaccines. Our vaccine development programs are based both on techniques for producing weakened live virus vaccines and on our proprietary genetic engineering technologies. Live virus vaccines, including those for smallpox, polio, measles, mumps, rubella and chicken pox, have had a long record of preventing disease.

     We were incorporated in California in April 1992, and reincorporated in Delaware in November 1996. Our executive offices are located at 297 North Bernardo Avenue, Mountain View, California 94043 and our telephone number is
(650) 919-6500. Our World Wide Web address is http://www.aviron.com. Information contained in our World Wide Web site should not be considered to be part of this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in the sections entitled "About This Prospectus," "Risk Factors," "Use of Proceeds," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions.

     Pending such uses, we may invest the net proceeds in interest bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                      NINE MONTHS
                                                   FISCAL YEAR ENDED DECEMBER 31,        ENDED
                                                  --------------------------------   SEPTEMBER 30,
                                                  1995   1996   1997   1998   1999       2000
                                                  ----   ----   ----   ----   ----   -------------
Ratio of earnings to fixed charges(1)...........  --     --     --     --     --          --

-------------------------
(1) Earnings for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the nine months ended September 30, 2000 were insufficient to cover fixed charges by an amount equal to the net loss for the periods.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our convertible senior or subordinated debt securities issued under one or more separate senior or subordinated indentures to be entered into between us and a trustee to be identified in the applicable prospectus supplement. This prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

     The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities." In this description of the debt securities, the words "Aviron", "we", "us" or "our" refer only to Aviron and not to any of our subsidiaries.

GENERAL

     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

     We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

     - whether the debt securities will be senior or subordinated,

     - the offering price,

     - the title,

     - any limit on the aggregate principal amount,

     - the person who shall be entitled to receive interest, if other than the record holder on the record date,

     - the date the principal will be payable,

     - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

     - the place where payments may be made,

     - any mandatory or optional redemption provisions,

     - if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

     - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

     - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

     - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

     - any defeasance provisions if different from those described below under "Satisfaction and Discharge; Defeasance,"

     - any conversion or exchange provisions,

     - any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

     - whether the debt securities will be issuable in the form of a global security,

     - any subordination provisions, if different than those described below under "Subordinated Debt Securities,"

     - any deletions of, or changes or additions to, the events of default or covenants, and

     - any other specific terms of such debt securities.

     Unless otherwise specified in the prospectus supplement:

     - the debt securities will be registered debt securities, and

     - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

     Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

     We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

     In the event of any potential redemption of debt securities of any series, we will not be required to:

     - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

     - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

     We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

     The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

     - be registered in the name of a depositary that we will identify in a prospectus supplement,

     - be deposited with the depositary or nominee or custodian, and

     - bear any required legends.

     No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

     - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

     - an event of default is continuing, or

     - any other circumstances described in a prospectus supplement.

     As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

     - will not be entitled to have the debt securities registered in their names,

     - will not be entitled to physical delivery of certificated debt securities, and

     - will not be considered to be holders of those debt securities under the indentures.

     Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

     Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

     The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

     We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

     - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

     - the successor assumes our obligations on the debt securities and under the indenture,

     - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

     - certain other conditions are met.

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

          (1) failure to pay principal of or any premium on any debt security of that series when due,

          (2) failure to pay any interest on any debt security of that series for 30 days when due,

          (3) failure to deposit any sinking fund payment when due,

          (4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

          (5) our bankruptcy, insolvency or reorganization, and

          (6) any other event of default specified in the prospectus supplement.

     An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

     If an event of default, other than an event of default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

     If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

     After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

     Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

          (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

          (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

          (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

     Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in
(1) through (3) above.

     We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

     Aviron and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

     - change the stated maturity of any debt security,

     - reduce the principal, premium, if any, or interest on any debt security,

     - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

     - reduce the rate of interest on any debt security,

     - change the currency in which any debt security is payable,

     - impair the right to enforce any payment after the stated maturity or redemption date,

     - waive any default or event of default in payment of the principal of, premium or interest on any debt security,

     - waive a redemption payment or modify any of the redemption provisions of any debt security,

     - adversely affect the right to convert any debt security, or

     - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

     Each indenture contains a provision that permits us to elect:

     - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

     - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

      (1) the subordination provisions under the subordinated indenture, and

      (2) covenants as to payment of taxes and maintenance of corporate existence.

     To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

     If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

     Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

REGARDING THE TRUSTEE

     The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

     The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SUBORDINATED DEBT SECURITIES

     Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

     We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

     - a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

     - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

     We may resume payments and distributions on the subordinated debt securities:

     - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

     - in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

     No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

     If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

     In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

     As of September 30, 2000, $14.5 million senior indebtedness was outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CERTAIN DEFINITIONS

     "indebtedness" means:

          (1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

          (4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

          (5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

          (6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

          (7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

          (8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

     "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

     - indebtedness that expressly provides that it shall not be senior in right of payment to the subordinated debt securities or expressly provides that it is on the same basis or junior to the subordinated debt securities;

     - our indebtedness to any of our majority-owned subsidiaries; and

     - the subordinated debt securities.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock, $0.001 par value.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. As of December 14, 2000, there were 23,286,157 shares of common stock issued and outstanding that were held by 336 stockholders of record.

PREFERRED STOCK

     Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series. The board is able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

SHARE PURCHASE RIGHTS PLAN

     In October 1997, our board of directors adopted a share purchase rights plan, commonly known as a "poison pill." Pursuant to our rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock payable to stockholders of record as of October 23, 1997. Each right, or Right, entitles the registered holder to acquire shares of our Series A Junior Participating Preferred Stock, par value $0.001. The Rights are triggered and become exercisable upon the occurrence of either (1) the date of a public announcement of the acquisition of 20 percent or more beneficial ownership of our common stock by a person or group, or an Acquiring Person, or
(2) ten business days, or such later time as may be set by our board of directors, after a public announcement of a tender or exchange offer for 20 percent or more beneficial ownership of our common stock by an Acquiring Person. If the Rights are triggered because an Acquiring Person beneficially owns 20 percent or more of our common stock, each Right effectively provides its holder, other than a holder who is an Acquiring Person, the right to purchase shares of common stock at a 50 percent discount from the market price at that time, upon payment of an exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquirer at a 50 percent discount from the market price at that time. The board of directors has the right to redeem the Rights at a price of $0.001 per Right at any time prior to the close of business on the day of the first public announcement that a person has become an Acquiring Person. If the Rights are triggered under certain circumstances, the board of directors may elect to exchange each Right, other than Rights held by Acquiring Persons, for one share of common stock. The Rights have no voting privileges and are attached to and trade with our common stock. The board of directors also generally may amend the terms of the Rights without the consent of the holders of the Rights. The Rights expire on October 23, 2007. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Aviron.

WARRANTS

     In February 1993, we entered into an agreement with The Mount Sinai School of Medicine of the City University of New York, under which Mount Sinai transferred to us rights to patents, patent applications, and associated know-how and other technical information. In connection with these agreements, we issued to Mount Sinai warrants to purchase, in the aggregate, up to 45,000 shares of common stock. Each warrant is exercisable for a period of five years from specified milestone events. As of October 25, 2000, warrants to purchase 26,079 shares were exercisable at a price per share of $10.00.

     In connection with an agreement entered into in February 1995 with the University of Michigan, under which the university transferred to Aviron intellectual property rights and technology, we agreed to issue to the university a warrant to purchase shares of our common stock upon the first commercial sale of a product incorporating the university's technology, for a number of shares equal to 1.25 percent of the total issued and outstanding shares of our common stock as of the date of the first commercial sale at a per share exercise price of $10.00. In February 2000, we amended our licensing agreement for cold-adapted influenza virus vaccine technology with the University of Michigan to accelerate the issuance of a warrant to the university. As a result of this amendment, we granted the university a warrant to purchase 340,000 shares of our common stock at an exercise price of $10.00 per share that expires on February 16, 2007. Upon the date of the first commercial sale of FluMist, if 1.25 percent of the common stock then outstanding exceeds 340,000 shares, we will issue an additional warrant on the same terms, allowing the university to purchase a number of shares equal to the difference between 340,000 shares and 1.25 percent of the common stock outstanding. As of December 15, 2000, the warrant was exercisable with respect to the 340,000 shares, but had not been exercised.

     On May 8, 2000, we entered into a settlement agreement with ARCH Development Corporation, or ARCH, pursuant to which we issued a warrant to purchase 14,077 shares of our common stock at an exercise price of $23.00 per share that expires on June 23, 2005. As of December 15, 2000, the warrant was exercisable but had not been exercised.

     On October 11, 2000, we granted Evans Vaccines Limited, a division of PowderJect Pharmaceuticals Plc, or Evans Vaccines, six warrants to purchase a total of 63,162 shares of our common stock at an exercise price of $47.50 per share. These warrants expire annually at the rate of 10,527 shares per year on October 10, 2001 through 2006. As of December 15, 2000, all warrants were exercisable but none had been exercised.

     On October 13, 2000, we issued to The Proctor and Gamble Company a warrant for the purchase of 9,398 shares of common stock at an exercise price of $53.00 per share that expires on October 13, 2005. The warrant is not currently exercisable.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of that interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of the assets of the corporation;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15 percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

     Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The board may consist of one or more members to be determined from time to time by the board. The board currently consists of eight members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of stockholders of our company, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships.

     Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could depress the market price of our common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Delaware Law permits, and our Certificate of Incorporation contains, provisions eliminating a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Our Certificate of Incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Boston Equiserve. Its telephone number is (781) 575-2508.

                              PLAN OF DISTRIBUTION

     We may sell the securities separately or together:

     - through one or more underwriters or dealers in a public offering and sale by them,

     - directly to investors, or

     - through agents.

     We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     - at market prices prevailing at the times of sale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     We will describe the method of distribution of the securities in the prospectus supplement.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered in this prospectus will be passed upon for Aviron by Latham & Watkins, Menlo Park, California. Alan
C. Mendelson, one of our Directors and a partner of Latham & Watkins, owns 2,007 shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661, and at Seven World Trade Center, New York, New York, 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 8, 2000, and amended by a Form 10-K/A filed with the SEC on April 3, 2000 and April 28, 2000;

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, filed with the SEC on May 15, 2000, August 11, 2000 and November 14, 2000;

          3. Our Current Reports on Form 8-K dated January 11, 2000, June 12, 2000, October 10, 2000, and October 31, 2000, filed with the SEC on January 14, 2000, June 13, 2000, October 19, 2000 and November 2, 2000.

     We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                                     Aviron
                         Attention: Investor Relations
                           297 North Bernardo Avenue
                            Mountain View, CA 94043
                                 (650) 919-6500

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee.........  $  105,600
Legal Fees and Expenses.....................................     550,000
Accountants' Fees and Expenses..............................     250,000
Printing Costs..............................................     215,000
Miscellaneous...............................................      29,400
                                                              ----------
  Total.....................................................  $1,150,000
                                                              ==========

     The foregoing items, except for the Securities and Exchange Commission Registration Fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, Aviron has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

     Aviron's certificate of incorporation and by-laws include provisions to (1) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware and (2) require Aviron to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Aviron believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to Aviron, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Aviron or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the directors' duty to Aviron or its stockholders when the director was aware or should have been aware of a risk of serious injury to Aviron or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Aviron or its stockholders, for improper transactions between the director and Aviron and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     Aviron has entered into indemnity agreements with each of its directors and executive officers that require Aviron to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Aviron or any of its affiliated enterprises, provided such person acted in good faith and in a manner such persons reasonably believed to be in, or not opposed to, the best interests of Aviron and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of Aviron as to which indemnification is being sought.

     Aviron has an insurance policy covering the officers and directors of Aviron with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

EXHIBIT NO.                    DESCRIPTION OF DOCUMENT
-----------                    -----------------------
 1.1*        Underwriting Agreement.
 4.2         Specimen Stock Certificate.(1)
 4.8         Investors Rights Agreement, dated July 18, 1995, among
             Aviron and the investors named therein.(2)
 4.11        Common Stock Purchase Agreement, dated as of December 16,
             1999, between Aviron and American Home Products
             Corporation.(2)
 4.12        Common Stock Purchase Agreement, dated as of December 30,
             1999, between Aviron and American Home Products
             Corporation.(2)
 4.13        Common Stock Purchase Agreement, dated as of February 3,
             2000, between Aviron and American Home Products
             Corporation.(2)
 4.14        Warrant for Common Stock, issued to the University of
             Michigan.(3)
 4.15        Common Stock Purchase Agreement, dated as of April 5, 2000, between Aviron and American Home Products Corporation.(4)
 4.16        Registration Rights Agreement, dated October 10, 2000, by
             and between Aviron and Evans Vaccines Limited.(5)
 4.17        Warrant for Common Stock, issued to ARCH Development
             Corporation.(6)
 4.18        Warrant for Common Stock, issued to The Procter & Gamble
             Company.(7)
 4.19        Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.20        Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.21        Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.22        Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.23        Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.24        Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.25        Form of senior indenture to be entered into between Aviron and a trustee to be named.
 4.26        Form of subordinated indenture to be entered into between
             Aviron and a trustee to be named.
 5.1         Opinion of Latham & Watkins.
12.1         Statement regarding Computation of Ratios.
23.1         Consent of Ernst & Young LLP, Independent Auditors.
23.2         Consent of Latham & Watkins. Reference is made to Exhibit
             5.1.
24.1         Power of Attorney. See signature page.
25.1*        Statement of Eligibility of Trustee under the senior
             indenture.
25.2*        Statement of Eligibility of Trustee under the subordinated indenture.

-------------------------
 * To be filed by an amendment or by a report on Form 8-K pursuant to section 601 of Regulation S-K.

(1) Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1, File No. 333-05209, Filed June 5, 1996, as amended.

(2) Incorporated by reference to the correspondingly numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-20815, Filed March 8, 2000.

(3) Incorporated by reference to the correspondingly numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-20815, filed March 8, 2000.

(4) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 0-20815, Filed May 15, 2000.

(5) Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-3, File No. 333-45072, Filed September 1, 2000, as amended.

(6) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-20815, Filed August 11, 2000.

(7) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-20815, Filed November 14, 2000.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant undertakes that; (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on December 18, 2000.

                                          AVIRON

                                                  /s/ C. BOYD CLARKE
                                          --------------------------------------
                                          Name: C. Boyd Clarke
                                          Title:  President, Chief Executive
                                                  Officer
                                              and Director
                                              (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Boyd Clarke and Fred Kurland, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the securities act of 1933, as amended, this registration statement on form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

                                                  /s/ C. BOYD CLARKE
                                          --------------------------------------
                                          Name: C. Boyd Clarke
                                          Title: President, Chief Executive
                                                 Officer
                                              and Director
                                              (Principal Executive Officer)
                                          Date: December 18, 2000

                                                   /s/ FRED KURLAND
                                          --------------------------------------
                                          Name: Fred Kurland
                                          Title: Senior Vice President and Chief
                                              Financial Officer
                                              (Principal Financial and
                                                 Accounting Officer)
                                          Date: December 18, 2000

                                              /s/ J. LEIGHTON READ, M.D.
                                          --------------------------------------
                                          Name: J. Leighton Read, M.D.
                                          Title: Chairman of the Board
                                          Date: December 18, 2000

                                           /s/ R. GORDON DOUGLAS, JR., M.D.
                                          --------------------------------------
                                          Name: R. Gordon Douglas, Jr., M.D.
                                          Title: Director
                                          Date: December 18, 2000

                                              /s/ DENNIS M. FENTON, PH.D.
                                          --------------------------------------
                                          Name: Dennis M. Fenton, Ph.D.
                                          Title: Director
                                          Date: December 18, 2000

                                             /s/ WAYNE T. HOCKMEYER, PH.D.
                                          --------------------------------------
                                          Name: Wayne T. Hockmeyer, Ph.D.
                                          Title: Director
                                          Date: December 18, 2000

                                               /s/ PAUL H. KLINGENSTEIN
                                          --------------------------------------
                                          Name: Paul H. Klingenstein
                                          Title: Director
                                          Date: December 18, 2000

                                                 /s/ ALAN C. MENDELSON
                                          --------------------------------------
                                          Name: Alan C. Mendelson
                                          Title: Director
                                          Date: December 18, 2000

                                              /s/ BERNARD ROIZMAN, SC.D.
                                          --------------------------------------
                                          Name: Bernard Roizman, Sc.D.
                                          Title: Director
                                          Date: December 18, 2000

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                       DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Underwriting Agreement.
 4.2      Specimen Stock Certificate.(1)
 4.8      Investors Rights Agreement, dated July 18, 1995, among
          Aviron and the investors named therein.(2)
 4.11     Common Stock Purchase Agreement, dated as of December 16,
          1999, between Aviron and American Home Products
          Corporation.(2)
 4.12     Common Stock Purchase Agreement, dated as of December 30,
          1999, between Aviron and American Home Products
          Corporation.(2)
 4.13     Common Stock Purchase Agreement, dated as of February 3,
          2000, between Aviron and American Home Products
          Corporation.(2)
 4.14     Warrant for Common Stock, issued to the University of
          Michigan.(3)
 4.15     Common Stock Purchase Agreement, dated as of April 5, 2000, between Aviron and American Home Products Corporation.(4)
 4.16     Registration Rights Agreement, dated October 10, 2000, by
          and between Aviron and Evans Vaccines Limited.(5)
 4.17     Warrant for Common Stock, issued to ARCH Development
          Corporation.(6)
 4.18     Warrant for Common Stock, issued to The Procter & Gamble
          Company.(7)
 4.19     Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.20     Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.21     Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.22     Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.23     Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.24     Warrant for Common Stock, issued to Evans Vaccines Limited.
 4.25     Form of senior indenture to be entered into between Aviron and a trustee to be named.
 4.26     Form of subordinated indenture to be entered into between
          Aviron and a trustee to be named.
 5.1      Opinion of Latham & Watkins.
12.1      Statement regarding Computation of Ratios.
23.1      Consent of Ernst & Young LLP, Independent Auditors.
23.2      Consent of Latham & Watkins. Reference is made to Exhibit
          5.1.
24.1      Power of Attorney. See signature page.
25.1*     Statement of Eligibility of Trustee under the senior
          indenture.
25.2*     Statement of Eligibility of Trustee under the subordinated indenture.

-------------------------
 * To be filed by an amendment or by a report on Form 8-K pursuant to section 601 of Regulation S-K.

(1) Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1, File No. 333-05209, Filed June 5, 1996, as amended.

(2) Incorporated by reference to the correspondingly numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-20815, Filed March 8, 2000.

(3) Incorporated by reference to the correspondingly numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-20815, filed March 8, 2000.

(4) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 0-20815, Filed May 15, 2000.

(5) Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-3, File No. 333-45072, Filed September 1, 2000, as amended.

(6) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-20815, Filed August 11, 2000.

(7) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-20815, Filed November 14, 2000.